EXHIBIT 10.9
                             CONAGRA

                     NONQUALIFIED CRISP PLAN

     1. Purpose. ConAgra has previously adopted the ConAgra Retirement Income Savings Plan ("Qualified CRISP"). The Qualified CRISP is qualified under Code Section 401(a). Regardless of a qualified plan's benefit formula, the Code imposes restrictions upon the benefits that may be provided under plans qualified under Code Section 401(a), such as limitations under Code Sections 401(a)(17), 401(k), 402(g) and 415 ("Code Restrictions"). These
Code Restrictions limit the amount of retirement benefits that may be provided certain ConAgra executives under the Qualified CRISP. This Plan is intended to make up the employer-provided benefits (on an after-tax basis) not available under the Qualified CRISP benefit formula because of the Code Restrictions.

          Since the contributions and earnings under this Plan are not tax-deferred as are the contributions under the Qualified CRISP, the benefits under this Plan will be tax-effected to reflect this difference, so that the after-tax benefits under this Plan make up on an after-tax basis the benefits not available under the Qualified CRISP because of the Code Restrictions. However, ConAgra recognizes that the tax effect to each Participant is unique, and therefore, the benefits cannot be tax-effected to certainty, but must be approximated.

     2. Definitions. The following definitions shall apply to the Plan:

     2.1 "Code" means the Internal Revenue Code of 1986, as amended.

     2.2 "Committee" means the ConAgra Employee Benefits Committee or any successor thereto. The Committee shall be the "named fiduciary" as described in ERISA Section
          402(a)(2).

     2.3 "Compensation Committee" means the Compensation Committee of the Board of Directors of ConAgra.

     2.4  "ConAgra" means ConAgra, Inc., a Delaware corporation.

     2.5 "ConAgra Controlled Group" means the controlled group of corporations as described in Code Section 414(b), which includes ConAgra.

     2.6  "Effective Date" of this Plan means January 1, 1988.

     2.7 "Employee" shall have the same meaning as set forth in the Qualified CRISP.

     2.8 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     2.9 "Participant" means an Employee who has satisfied the eligibility requirements set forth in Section 3 of the Plan and who has not received his total benefits under the Plan.

     2.10 "Plan" means this plan which shall be called the ConAgra Nonqualified CRISP Plan.

     2.11 "Plan Year" means the calendar year.

     2.12 "Total and Permanent Disability" shall have the same meaning as set forth in the Qualified CRISP.

     2.13 "Trustee" means the entity or individual selected by the Committee to be trustee of the trust. The Committee shall select the Trustee and ConAgra shall enter into a Trust Agreement with the Trustee.

     2.14 "Year of Service" shall have the same meaning as set forth in the Qualified CRISP.

     3. Eligibility and Participation. Each Employee who meets the following requirements shall participate in this Plan:

          (a)  The Employee participates in the Qualified CRISP;

          (b)  The Employee has completed One Year of Service;

          (c) The Employee's benefits under the Qualified CRISP are limited by the Code Restrictions; and

          (d)  The Compensation Committee has selected the
               Employee to participate in the Plan.

The Employee shall become a Participant in this Plan as of the first day that he has met each of the above four requirements, or such other date as selected by the Compensation Committee. Each Participant shall continue to participate in this Plan until all the benefits payable to the Participant under this Plan have been paid.

     4.   Benefits.

     4.1 General Benefit and Funding. Provided the Participant had made the maximum employee contribution allowed him under the Qualified CRISP, each Plan Year ConAgra shall make a contribution to each Participant's Account equal to the excess of (a) over (b) where,

          (a) equals the employer contribution that would have been made to the Qualified CRISP for the Participant had there not been any Code Restrictions and assuming the Participant had made the maximum employee contribution allowed under the Qualified CRISP (ignoring the Code Restrictions), and

          (b) equals the employer contribution actually made to the Qualified CRISP for the Participant.

          The maximum employee contributions assumed in (a) above is computed ignoring the Code Restrictions, but not the percentage limits on employee contributions set forth in the Qualified CRISP and not the percentages imposed because of the mathematical test under Code Section 401(k)(3)(A).

          The Plan is also intended to provide a tax gross-up to reflect that this is an after-tax plan, whereas the Qualified CRISP is a before-tax plan. The intent is to provide the Participant with a combined after-tax benefit from this Plan and the Qualified CRISP that approximates the benefit the Participant would receive had there not been any Code Restrictions.

     4.2 Tax Gross-Up. In addition to other contributions hereunder, ConAgra shall make a tax gross-up payment to each Participant each Plan Year to approximate his additional Federal and state income tax on account of the Plan. The Committee shall determine the amount of the payment and the Committee's determination shall be final, conclusive and binding on, the Participant, the Trustee and ConAgra. In making the determination, the Committee may make any assumptions it deems appropriate, including, but not limited to, the Participant's Federal and state income tax rates and the earnings of the Participant's Account. The Committee may, but is not required to, assume that the same Federal and/or state income tax rate applies to all Participants. Also, at the Committee's discretion, all Participants may be treated differently or the same, as long as the Committee has a reasonable basis for such different treatment. It is expressly understood that the payment contemplated by this Paragraph 4.2 is an approximation and will not necessarily be the taxes that result from the Plan to an individual Participant. The Committee, in its discretion, may make a portion or all of this payment to the Participant's Account, rather than the Participant.

     5. Participants' Accounts. A separate account shall be established for each Participant in the Plan ("Participant's Account"). Each Participant Account shall share in the earnings and losses of the trust in proportion to the value of the account on the first day of the valuation period. Each Participant's Account shall be valued as often as determined appropriate by the Committee, but at least once per Plan Year. A Participant's Account shall not be forfeitable for any reason.

     6. Payment of Benefits. The benefits payable under this Plan shall be payable upon the same event that causes the payment of benefits under the Qualified CRISP. The form of benefits hereunder shall be the same form as the form of benefit payments provided under the Qualified CRISP with the same elections to the Participant (and his spouse) as provided under the Qualified CRISP. The amount of benefits shall be based upon the balance in the Participant's Account with payment of benefits from the Participant's Account payable until the Participant's Account has a zero balance.

     7. Administration. This Plan shall be administered by the Committee. The Committee shall make all determinations with regard to the Plan, subject to the provisions of the Plan and any determinations that are designated to be made by the Compensation Committee. The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt or revise rules and regulations as it deems necessary or advisable for the administration of the Plan. Claims procedures and claims review procedures required by ERISA shall be developed by the Committee. To the extent not inconsistent with the provisions of the Plan, all determinations of the Committee shall be final, conclusive and binding upon all the parties. Any determination or decision that only affects a member of the Committee who is a Participant shall be made by the Compensation Committee.

     8. Beneficiary Designation. Designation of a beneficiary under the Plan shall be in the same form and with the same restrictions as under the Qualified CRISP.

     9. Nonalienation of Benefits. No benefit payable under this Plan shall be subject, at any time and in any manner, to alienation, sale, transfer, assignment, pledge or encumbrance of any kind.

     10. Amendment and Termination. ConAgra, by action of its Board of Directors, may amend or terminate this Plan at any time, provided, however, this Plan shall not be amended or terminated to eliminate or reduce any Participant's Account balance of the Participants therein at the time of the amendment or termination or to reduce the vesting of a Participant.

     11. Applicable Law. This Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Nebraska.

          This Plan has been adopted effective January 1, 1988.